Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sunset Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254, 333-147386, 333-163007, and 333-198056) and on Form S-3 (Nos. 333-141517, 333-153373, 333-150851, 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028, 333-139244, 333-187322 and 333-192712) of Ladenburg Thalmann Financial Services Inc. of our report dated February 20, 2014, with respect to the statement of financial condition of Sunset Financial Services, Inc. (the "Company") as of December 31, 2013, and the related statements of operations, stockholder’s equity, and cash flows, for the year ended December 31, 2013, which report appears in the Form 8‑K/A of Ladenburg Thalmann Financial Services Inc. filed on January 30, 2015.
Our report dated February 20, 2014 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations in addition to unresolved legal proceedings that could result in substantial costs to the Company, and have a material adverse effect on the Company’s business, financial condition, net capital, and results of operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Kansas City, Missouri
January 30, 2015